Exhibit 21.1

Subsidiaries of Gevo, Inc.

Name of Subsidiary	Jurisdiction

Gevo Asset, LLC	Delaware

Gevo RNG Holdco, LLC	Delaware

Gevo NW Iowa RNG, LLC	Delaware

Gevo Net-Zero Holdco, LLC	Delaware

Gevo Net-Zero 1, LLC	Delaware

Gevo Net-Zero Operations, LLC	Delaware

Gevo Net-Zero Asset Management, LLC	Delaware

Verity Holdings, LLC	Delaware

Cultivate Agricultural Intelligence, LLC	Florida

Gevo North Dakota Asset Management, LLC	Delaware

Gevo Intermediate HoldCo, LLC	Delaware

Net-Zero North HoldCo, LLC	Delaware

Net-Zero Richardton, LLC	Delaware

Richardton CCS, LLC	Delaware

Gevo North Dakota Operations, LLC	Delaware

Gevo Operations, LLC	Delaware

Gevo Operating Holdings, LLC	Delaware